EXHIBIT 99.1

February 6, 2026

Atmus Filtration Technologies appoints Heath Sharp to its Board of Directors

NASHVILLE, Tenn. – Atmus Filtration Technologies Inc. (Atmus; NYSE: ATMU), a global leader in the filtration industry, today announced the appointment of Heath Sharp to its Board of Directors..

“Sharp brings more than 30 years of hands-on leadership across manufacturing, product development and commercial execution, with a career built on scaling industrial businesses internationally,” said Steph Disher, CEO and President of Atmus. “As a seasoned global industrial leader, Sharp joins the Board during a key time when we are well positioned for Atmus’ next phase of growth.”

Sharp currently serves as Chief Executive Officer and Managing Director of Reliance Worldwide Corporation, where he has led the company’s evolution from a regionally focused manufacturer into a global, publicly listed leader in water control systems and plumbing solutions.

“We’re excited to welcome Heath Sharp to the Atmus Board at a moment when operational excellence and smart, global execution matter more than ever,” said Steve Macadam, Chair of the Atmus Board of Directors. “Heath is a proven industrial operator and engineer who has spent decades building manufacturing capability, advancing product innovation and scaling a business internationally. His perspective is shaped by leading teams across multiple markets and will be a strong complement to the Board as Atmus continues to expand its global footprint and execute on its long‑term growth strategy.”

For Atmus, Sharp’s background offers a practical, operator’s perspective on building global platforms, particularly in areas that matter most to the company today: manufacturing excellence, product innovation and disciplined commercial expansion. His experience leading teams across Australia, the United States and the United Kingdom brings valuable insight into operating effectively across diverse markets and cultures.

“Atmus has a clear purpose and a strong platform, and I’m impressed by the company’s focus on building capabilities in innovation, manufacturing strength and customer-driven execution at global scale,” said Sharp. “I look forward to working with the Board and leadership team to help Atmus continue to grow and deliver for customers and shareholders.”

With Sharp’s appointment, the Atmus Board has increased from seven to eight directors. He will serve as a Class III director through the Company’s next Annual Meeting of Stockholders and has been named to the Board’s Audit Committee and Nominating and Governance Committee.

About Atmus Filtration Technologies Inc.
Atmus Filtration Technologies Inc. (Atmus; NYSE: ATMU) is a global leader in filtration and media solutions. With more than 65 years of innovation and engineering expertise to deliver high-performance filtration solutions, Atmus operates through two business segments: Power Solutions, which serves global on-and-off highway equipment markets through its trusted Fleetguard® brand; and Industrial Solutions, which addresses high-growth end markets – including commercial and industrial HVAC, data centers and power generation environments – through its Koch Filter® brand. Headquartered in Nashville, Tenn., Atmus employs nearly 5,000 people worldwide who are committed to creating a better future by protecting what is important. Learn more at https://www.atmus.com.

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Media Contacts

Investor relations:
Todd Chirillo
investor.relations@atmus.com

Media relations:
Jayme Owen
media.inquiries@atmus.com
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